EXHIBIT 99.1

Investor Contact:	Andrea Rabney
Argot Partners
212.600.1902
andrea@argotpartners.com

Media Contact:	Eliza Schleifstein
Argot Partners
212.600.1902
eliza@argotpartners.com

Enzon Reports Third Quarter 2012 Results

PISCATAWAY, N.J. – October 31, 2012 — Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) today announced its financial results for the third quarter of 2012. Enzon reported net income of $4.2 million, or $0.08 diluted earnings per share, for the third quarter of 2012, as compared to a net loss of $9.1 million, or $0.19 diluted loss per share, for the third quarter of 2011.

Summary of Financial Results

Royalty Revenue

Royalty revenue for the three months ended September 30, 2012 increased 7% to $10.9 million, as compared to $10.2 million for the three months ended September 30, 2011. This royalty revenue is the result of sales generated from marketed products that use the Company’s proprietary customized PEGylation linker technology. Sales of PEGINTRON by Merck continued to constitute the most significant source of royalty revenues for the Company. Royalty revenue was flat at $31.0 million for the nine months ended September 30, 2012 compared to $31.1 million during the same period of 2011.

Research and Development

The Company’s pipeline research and development expenses decreased 62% to $4.0 million for the three months ended September 30, 2012, as compared to $10.4 million for the three months ended September 30, 2011. The pipeline consists of the following clinical programs: PEG-SN38 and mRNA antagonists targeting the Androgen Receptor (AR), Hypoxia-Inducible Factor-1a (HIF-1a) and Survivin. In addition, the Company has other novel LNA targets in various stages of preclinical research. The Company continues to employ its Customized Linker Technology® on preclinical collaborative partnership programs. Clinical development expenses have declined in 2012 compared to the same three month period of 2011 due to the completion of enrollment in both of our PEG-SN38 Phase II clinical trials, as well as our Phase I clinical trials for the HIF-1α and Survivin mRNA antagonists. At this time, we do not intend to proceed with the clinical development of the Survivin mRNA antagonist.

General and Administrative

General and administrative expenses decreased approximately 22% to $3.2 million for the three months ended September 30, 2012, as compared to $4.1 million for the three months ended September 30, 2011. This decrease was largely the result of several restructuring programs implemented over the past year, as well as the Company’s on-going cost containment efforts.

Cash and Investments

Total cash reserves, which consist of cash, cash equivalents and marketable securities, were $288.7 million as of September 30, 2012, as compared to $323.3 million as of December 31, 2011. The decrease was primarily attributable to the resumption of the share repurchase program and the repurchase of outstanding notes payable. For the three months ended September 30, 2012, the Company repurchased approximately 2.4 million shares of its outstanding common stock at a cost of $16.2 million. During the nine months ended September 30, 2012, the Company repurchased a total of 3.2 million shares of its outstanding common stock at a cost of $21.5 million. Since the inception of the share repurchase program, Enzon has purchased approximately 14.6 million shares of its outstanding common stock at a cumulative cost of $143.0 million.

Recent Highlights

•	In July, at the 39th Annual Meeting & Exposition of the Controlled Release Society, Enzon presented data from pre-clinical studies on the controlled release of human interferon-beta-1b (IFN-β-1b) and anti-TNF-a antibody fragment (FAB) through releasable PEGylation technology. The data demonstrated how releasable PEGylation opens new opportunities to capture the inherent benefit of PEG technology, particularly with compounds that are not suitable for permanent PEGylation.

•	In September, at the 2012 World Congress and Expo on Biowaivers and Biosimilars, Enzon presented an overview of PEGylation, its Customized Linker Technology®, and its potential to create or enhance biobetter and biosimilar therapeutics by extending the benefit of this proprietary technology to a wider range of therapeutic molecules.

About Enzon

Enzon Pharmaceuticals, Inc. is a biotechnology company dedicated to the research and development of innovative therapeutics for patients with high unmet medical need. Enzon's drug-development programs utilize two platforms: Customized PEGylation Linker Technology (Customized Linker Technology®) and third-generation mRNA-targeting agents utilizing the Locked Nucleic Acid (LNA) technology. Enzon currently has four compounds in human clinical development and multiple novel mRNA antagonists in preclinical research. Enzon receives royalty revenues from licensing arrangements with other companies related to sales of products developed using its proprietary Customized Linker Technology. Further information about Enzon and this press release can be found on the Company's website at www.enzon.com.

Forward-Looking Statements

This press release contains, or may contain, forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements contained in this press release, other than statements that are purely historical, are forward-looking statements, which can be identified by the use of forward-looking terminology such as the words "believes," "expects," "may," "will," "should," "potential," "anticipates," "plans," or "intends" and similar expressions.

Such forward-looking statements are based upon management’s present expectations, objectives, anticipation, plans, hopes, beliefs, intentions or strategies regarding the future and are subject to known and unknown risks and uncertainties that could cause actual results, events or developments to be materially different from those indicated in such forward-looking statements, including, but not limited to: (i) the timing, success and cost of clinical studies for Enzon’s product candidates, (ii) the ability to obtain regulatory approval of Enzon’s product candidates, (iii) Enzon’s ability to obtain a strategic partner to develop and commercialize PEG-SN 38, (iv) Enzon’s ability to obtain the funding necessary to develop its product candidates, (v) market acceptance and demand for Enzon’s product candidates, and (vi) the impact of competitive products, pricing and technology. A more detailed discussion of these and other factors that could affect results is contained in Enzon’s filings with the U.S. Securities and Exchange Commission, including Enzon’s Annual Report on Form 10-K for the year ended December 31, 2011. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. No assurance can be given that the future results covered by the forward-looking statements will be achieved. All information in this press release is as of the date of this press release and Enzon does not intend to update this information.

Enzon Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited; In thousands, except per share amounts)

	Three months ended
	September 30,
	2012	2011
Revenues:
Royalties	$10,919	$10,207
Sale of in-process research and development	-	-
Contract research and development	-	54
Miscellaneous income	202	179
Total Revenues	11,121	10,440

Operating Expenses:
Research and development - pipeline	3,954	10,436
Research and development - specialty and contracted services	10	47
General and administrative	3,209	4,102
General and administrative - contracted services	-	2
Restructuring charges	(113)	3,616
Total Operating Expenses	7,060	18,203

Operating Income (Loss)	4,061	(7,763)

Other Income (Expense):
Investment income, net	1,386	407
Interest expense	(1,274)	(1,480)
Other, net	2	(69)
Total Other Income (Expense)	114	(1,142)

Income (loss) before income tax expense	4,175	(8,905)
Income tax expense	-	200

Net Income (Loss)	$4,175	$(9,105)

Basic earnings (loss) per common share	$0.09	$(0.19)

Diluted earnings (loss) per common share	$0.08	$(0.19)

Weighted-average shares outstanding - basic	46,387	48,729

Weighted-average shares outstanding - diluted	58,563	48,729

Other Comprehensive Loss:
Available-for-sale marketable securities:
Unrealized holding gains (losses) arising during period	$590	$(323)
Reclassification adjustment for realized gains on sales included in net income (loss)	(979)	(139)
Total Other Comprehensive Loss	(389)	(462)

Comprehensive Income (Loss)	$3,786	$(9,567)

Enzon Pharmaceuticals, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited; In thousands)

	September 30,	December 31,
	2012	2011
Assets
Current assets:
Cash and cash equivalents	$140,946	$104,324
Marketable securities	137,492	58,188
Other current assets	2,236	2,749
Total current assets	280,674	165,261

Property and equipment, net	13,323	16,802
Marketable securities	10,299	160,779
Other assets	172	367

Total Assets	$304,468	$343,209

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,058	$1,572
Accrued expenses and other current liabilities	7,394	13,692
Notes payable	115,849	-
Total current liabilities	124,301	15,264
Notes payable	-	129,499
Other liabilities	452	1,265
Total Liabilities	$124,753	$146,028

Total Stockholders' Equity	$179,715	$197,181

Total Liabilities and Stockholders' Equity	$304,468	$343,209